EXHIBIT 99.1

DATE: July 7, 2005

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS
COMPLETES ACQUISITION OF OVION

Gynecology Franchise to Expand
Further with Office-Based Technology

MINNEAPOLIS, July 7, 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported today that it has completed its previously announced acquisition of Ovion Inc., a pre-commercialization company that has developed an office-based technology for the delivery of a permanent birth control solution for women.

Martin J. Emerson, President and Chief Executive Officer of American Medical Systems, said, “We will build upon our reputation and leadership in the gynecology community by effectively moving the Ovion product through the U.S. regulatory approval process with the goal of achieving FDA clearance by late 2008.”

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 132,000 patients in 54 countries during 2004.

About Ovion

Ovion was a privately held company focused on commercializing a proprietary technology for the in-office delivery of a transcervical permanent birth control solution for women. The Ovion technology allows for the use of a flexible hysteroscope which may minimize patient discomfort during the procedure. For more information regarding Ovion and its technology, please visit their website, www.OvionEclipse.com.

Forward Looking Statements

Statements about the commercialization of the Ovion sterilization device are forward-looking statements subject to risks and uncertainties including the timing and successful completion of clinical trials; receipt of regulatory approval; and physician acceptance, endorsement, and use of the Ovion sterilization device. Actual results may differ materially from anticipated results.

American Medical Systems
July 7, 2005

More information about American Medical Systems and its products may be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2004 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com